Exhibit 1.2

Pricing Agreement

February 12, 2014

Barclays Capital Inc.

As representative of the several Underwriters

named in Schedule I (the “Representative”)

Ladies and Gentlemen:

Barclays Bank PLC (the “Bank”) proposes to issue $2,000,000,000 aggregate principal amount of 2.500% Senior Notes due 2019 (the “Fixed Rate Notes”) and $750,000,000 aggregate principal amount of Floating Rate Notes due 2017 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Notes”). Each of the Underwriters hereby undertakes to purchase at the subscription prices set forth in Schedule II hereto, the amount of Notes set forth opposite the name of such Underwriter in Schedule I hereto, such payment to be made at the Time of Delivery set forth in Schedule II hereto. The obligations of the Underwriters hereunder are several but not joint.

Each of the provisions of the Underwriting Agreement—Standard Provisions, dated October 6, 2010 (the “Underwriting Agreement”), is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein; and each of the representations and warranties set forth therein shall be deemed to have been made at and as of the date of this Agreement, except that each representation and warranty with respect to the Prospectus in Section 2 of the Underwriting Agreement shall be deemed to be a representation and warranty as of the date of the Prospectus and also a representation and warranty as of the date of this Agreement in relation to the Prospectus as amended or supplemented relating to the Notes. Each reference to the Representatives herein and in the provisions of the Underwriting Agreement so incorporated by reference shall be deemed to refer to you. Unless otherwise defined herein, terms defined in the Underwriting Agreement are used herein as therein defined. The Representative designated to act on behalf of each of the Underwriters of Designated Securities pursuant to Section 14 of the Underwriting Agreement and the address referred to in such Section 14 is set forth in Schedule II hereto.

With respect to sales of the Notes in Canada, the Underwriters agree to sell the Notes only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

An amendment to the Registration Statement, or a supplement to the Prospectus, as the case may be, relating to the Designated Securities, in the form heretofore delivered to you, is now proposed to be filed with the Commission.

The Applicable Time for purposes of this Pricing Agreement is 3:30 p.m. New York time on February 12, 2014. Each “free writing prospectus” as defined in Rule 405 under the Securities Act for which each party hereto has received consent to use in accordance with Section 7 of the Underwriting Agreement is listed in Schedule III hereto and is attached as Exhibit A and Exhibit B hereto.

If the foregoing is in accordance with your understanding, please sign and return to us the counterpart hereof, and upon acceptance hereof by you, on behalf of each of the Underwriters, this letter and such acceptance hereof, including the provisions of the Underwriting Agreement incorporated herein by reference, shall constitute a binding agreement between each of the Underwriters on the one hand and the Bank on the other.

Very truly yours,

BARCLAYS BANK PLC

/s/ Jennifer Moreland
Name:	Jennifer Moreland
Title:	MD, Barclays Treasury

Pricing Agreement

Accepted as of the date hereof
at New York, New York

On behalf of itself and each of the other Underwriters

BARCLAYS CAPITAL INC.

/s/ Paige Maire
Name:	Paige Maire
Title:	Managing Director

Pricing Agreement

SCHEDULE I

	Principal Amount of the Fixed Rate Notes	Principal Amount of the Floating Rate Notes
Underwriter

Barclays Capital Inc.	$1,740,000,000	$652,500,000
BB&T Capital Markets, a division of BB&T Securities, LLC	$20,000,000	$7,500,000
BMO Capital Markets Corp.	$20,000,000	$7,500,000
Capital One Securities, Inc.	$20,000,000	$7,500,000
CIBC World Markets Corp.	$20,000,000	$7,500,000
HSBC Securities (USA) Inc.	$20,000,000	$7,500,000
Morgan Stanley & Co. LLC	$20,000,000	$7,500,000
nabSecurities, LLC	$20,000,000	$7,500,000
Scotia Capital (USA) Inc.	$20,000,000	$7,500,000
SMBC Nikko Capital Markets Limited	$20,000,000	$7,500,000
Standard Chartered Bank	$20,000,000	$7,500,000
TD Securities (USA) LLC	$20,000,000	$7,500,000
U.S. Bancorp Investments, Inc.	$20,000,000	$7,500,000
Wells Fargo Securities, LLC	$20,000,000	$7,500,000
Total	$2,000,000,000	$750,000,000

I-1

SCHEDULE II

Titles of Designated Securities

$2,000,000,000 2.500% Senior Notes due 2019 (the “Fixed Rate Notes”)

$750,000,000 Floating Rate Notes due 2017 (the “Floating Rate Notes”)

Price to Public:

99.995% of principal amount (for the Fixed Rate Notes)

100.00% of principal amount (for the Floating Rate Notes)

Subscription Price by Underwriters:

99.670% of principal amount (for the Fixed Rate Notes)

99.775% of principal amount (for the Floating Rate Notes)

Form of Designated Securities:

Each of the Fixed Rate Notes and the Floating Rate Notes will be represented by one or more global notes registered in the name of Cede & Co., as nominee of The Depository Trust Company issued pursuant to the Senior Debt Indenture dated September 16, 2004 between Barclays Bank PLC and The Bank of New York Mellon.

Securities Exchange, if any:

None

Interest Rate:

Interest will accrue on the Fixed Rate Notes from the date of their issuance. Interest will accrue on the Fixed Rate Notes at a rate of 2.500% per year from and including the date of issuance.

Interest will accrue on the Floating Rate Notes from the date of their issuance. Interest will accrue on the Floating Rate Notes at a floating rate equal to the three-month U.S. dollar LIBOR rate plus 0.58% per annum from and including the date of issuance. The three-month U.S. dollar LIBOR rate will be calculated as specified in the Prospectus Supplement dated February 12, 2014 relating to the Notes.

Interest Payment Dates:

Interest will be payable on the Fixed Rate Notes semi-annually in arrear on February 20 and August 20 in each year, commencing on August 20, 2014.

Interest will be payable on the Floating Rate Notes quarterly in arrear on February 17, May 17, August 17 and November 17 in each year, commencing on May 17, 2014; provided that if any such interest payment dates, other than the maturity date, for the Floating Rate Notes would fall on a day that is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day, except that if that Business Day falls in the next succeeding calendar month, such interest payment date will be the immediately preceding Business Day. If the maturity date for the Floating Rate Notes would fall on a day that is not a Business Day, the payment of interest and principal will be made on the next succeeding Business Day, and no interest will accrue after such maturity date (capitalized terms in this paragraph have their meanings as defined in the Prospectus Supplement dated February 12, 2014 relating to the Notes).

Record Dates:

The Business Day immediately preceding each Interest Payment Date (or, if the Notes are held in definitive form, the 15th Business Day preceding each Interest Payment Date).

Sinking Fund Provisions:

No sinking fund provisions.

Redemption Provisions for Notes:

The Fixed Rate Notes and the Floating Rate Notes are redeemable, at the option of the Bank, in the event of various tax law changes and other limited circumstances that require the Bank to pay additional amounts.

Time of Delivery:

February 20, 2014 by 9:30 a.m. New York time.

Specified Funds for Payment of Subscription Price of Designated Securities:

By wire transfer to a bank account specified by the Bank in same day funds.

Value Added Tax:

(a)	If the Bank is obliged to pay any sum to the Underwriters under this Agreement and any value added tax (“VAT”) is properly charged on such amount, the Bank shall pay to the Underwriters an amount equal to such VAT on receipt of a valid VAT invoice;

(b)	If the Bank is obliged to pay a sum to the Underwriters under this Agreement for any fee, cost, charge or expense properly incurred under or in connection with this Agreement (the “Relevant Cost”) and no VAT is payable by the Bank in respect of the Relevant Cost under paragraph (a) above, the Bank shall pay to the Underwriters an amount which:

(i)

if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Underwriters, is equal to any input VAT incurred by the Underwriters on that supply of goods and services, but only if and to the extent that the Underwriters are unable to recover such input VAT from HM Revenue & Customs (whether by repayment or credit) provided, however, that the Underwriters shall reimburse the Bank for any amount paid by the Bank in respect of irrecoverable input VAT pursuant to this paragraph (i) if and to the extent such input VAT is subsequently recovered from HM Revenue & Customs (whether by repayment or credit);

(ii)	if for VAT purposes the Relevant Cost is a disbursement properly incurred by the Underwriters under or in connection with this Agreement as agent on behalf of the Bank, is equal to any VAT paid on the Relevant Cost by the Underwriters provided, however, that the Underwriters shall use best endeavors to procure that the actual supplier of the goods or services which the Underwriters received as agent issues a valid VAT invoice to the Bank.

Closing Location: Linklaters LLP, One Silk Street, London EC2Y 8HQ, United Kingdom.

Name and address of Representative:

Designated Representative: Barclays Capital Inc.

Address for Notices:

Barclays Capital Inc.

745 Seventh Avenue

New York, NY 10019

Attn: Syndicate Registration

Selling Restrictions:

Each Underwriter of Designated Securities has represented, warranted and agreed that:

a)	it has only communicated or caused to be communicated, and will only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of any Designated Securities in circumstances in which Section 21(1) of the FSMA would not, if Barclays Bank PLC were not an “authorized person”, apply to Barclays Bank PLC; and

b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Designated Securities in, from or otherwise involving the United Kingdom.

Each Underwriter severally represents and agrees that in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of the Designated Securities to the public in that Relevant Member State, other than, from and including the Relevant Implementation Date:

a)	Qualified investors: to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	Fewer than 100 offerees: to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Underwriter or Underwriters nominated by the Issuer for any such offer; or

c)	Other exempt offers: in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of the Designated Securities shall require any Underwriter or the Bank to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of the Designated Securities to the public” in relation to any Designated Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Designated Securities to be offered so as to enable an investor to decide to purchase or subscribe the Designated Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

With respect to sales of the Designated Securities in Canada, each Underwriter of Designated Securities represents to and agrees with the Company that, directly or indirectly, it shall sell the Designated Securities only to purchasers purchasing as principal that are both “accredited investors” as defined in National Instrument 45-106 Prospectus and Registration Exemptions and “permitted clients” as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.

Other Terms and Conditions:

As set forth in the Prospectus Supplement dated February 12, 2014 relating to the Designated Securities, incorporating the Prospectus dated July 19, 2013 relating to the Designated Securities.

SCHEDULE III

Issuer Free Writing Prospectus:

Final Term Sheet for the Fixed Rate Notes, dated February 12, 2014, attached hereto as Exhibit A.

Final Term Sheet for the Floating Rate Notes, dated February 12, 2014, attached hereto as Exhibit B.

III-1

EXHIBIT A

Final Term Sheet for the Fixed Rate Notes, dated February 12, 2014

Free Writing Prospectus

Filed Pursuant to Rule 433

Reg. Statement No. 333-190038

Pricing Term Sheet

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	A2 (Moody’s) / A (S&P) / A (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 2,000,000,000

Trade Date:	February 12, 2014

Settlement Date:	February 20, 2014 (T+5)

Maturity Date:	February 20, 2019

Coupon:	2.500%

Interest Payment Dates:	Semi-annually in arrear on February 20 and August 20 in each year, commencing on August 20, 2014 and ending on the Maturity Date

Coupon Calculation:	30/360, following, unadjusted

Business Days:	New York, London

U.K. Bail-in Power Acknowedgement:	Yes (see section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement dated February 12, 2014 (the “Preliminary Prospectus Supplement”))

Benchmark Treasury:	T 1 ½ 01/31/19

Spread to Benchmark:	+93bps

Reoffer Yield:	2.501%

Issue Price:	99.995%

Underwriting Discount:	0.325%

Net Proceeds:	USD 1,993,400,000

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:

BB&T Capital Markets, BMO Capital Markets Corp., Scotia Capital (USA) Inc., Capital One Securities, Inc., CIBC World Markets Corp., HSBC Securities (USA) Inc., Morgan Stanley & Co. International plc, nabSecurities, LLC, SMBC Nikko Capital Markets Limited, Standard Chartered Bank, TD Securities (USA), U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-8 of the Preliminary Prospectus Supplement

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ISIN/CUSIP:	US06739FHT12 / 06739F HT1

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-190038) and to be issued pursuant to the Senior Debt Indenture dated September 16, 2004 between the Issuer and The Bank of New York Mellon, as trustee (the “Indenture”)

Listing:	Not listed

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.

EXHIBIT B

Final Term Sheet for the Floating Rate Notes, dated February 12, 2014

Free Writing Prospectus

Filed Pursuant to Rule 433

Reg. Statement No. 333-190038

Pricing Term Sheet

Issuer:	Barclays Bank PLC

Expected Issue Ratings[1]:	A2 (Moody’s) / A (S&P) / A (Fitch)

Status:	Senior / Unsecured / Unsubordinated

Legal Format:	SEC registered

Principal Amount:	USD 750,000,000

Trade Date:	February 12, 2014

Settlement Date:	February 20, 2014 (T+5)

Maturity Date:	February 17, 2017

Coupon:	3-month USD LIBOR + 58bps

Interest Payment Dates:	Quarterly in arrear on February 17, May 17, August 17 and November 17 in each year, commencing on May 17, 2014 and ending on the Maturity Date

Coupon Calculation:	Actual/360, Modified Following, adjusted

Business Days:	New York, London

U.K. Bail-in Power Acknowedgement:	Yes (see section entitled “Description of Senior Notes—Agreement with Respect to the Exercise of U.K. Bail-in Power” in the Preliminary Prospectus Supplement dated February 12, 2014 (the “Preliminary Prospectus Supplement”))

Benchmark:	3-month USD LIBOR (as determined by reference to Reuters Page LIBOR01)

Margin:	+58bps

Underwriting Discount:	0.225%

Net Proceeds:	USD 748,312,500

Issue Price:	100%

Sole Bookrunner:	Barclays Capital Inc.

Co-managers:	BB&T Capital Markets, BMO Capital Markets Corp., Scotia Capital (USA) Inc., Capital One Securities, Inc., CIBC World Markets Corp., HSBC Securities (USA) Inc., Morgan Stanley & Co. International plc, nabSecurities, LLC, SMBC Nikko Capital Markets Limited, Standard Chartered Bank, TD Securities (USA), U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC.

Risk Factors:	An investment in the Notes involves risks. See “Risk Factors” section beginning on page S-8 of the Preliminary Prospectus Supplement

Denominations:	USD 200,000 and integral multiples of USD 1,000 in excess thereof

[1]	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

ISIN/CUSIP:	US06739FHU84 / 06739F HU8

Settlement:	DTC; Book-entry; Transferable

Documentation:	To be documented under the Issuer’s shelf registration statement on Form F-3 (No. 333-190038) and to be issued pursuant to the Senior Debt Indenture dated September 16, 2004 between the Issuer and The Bank of New York Mellon, as trustee (the “Indenture”)

Listing:	Not listed

Governing Law:	New York law

Definitions:	Unless otherwise defined herein, all capitalized terms have the meaning set forth in the Preliminary Prospectus Supplement

Description of Floating Rate Notes

Interest will be payable on the Floating Rate Notes quarterly in arrear, on February 17, May 17, August 17 and November 17 in each year, commencing on May 17, 2014, to the person in whose name such note is registered at the close of business on the business day immediately preceding the applicable date on which interest will be paid (or, if the Floating Rate Notes are held in definitive form, the 15th business day preceding the applicable date on which interest will be paid). The Floating Rate Notes will bear interest from (and including) February 20, 2014 to (but excluding) May 17, 2014, at a rate per annum equal to the initial interest rate and thereafter at an interest rate that will be reset as described below to a rate per annum equal to LIBOR (as defined below) plus 0.58% per annum. The initial interest rate will be equal to LIBOR plus 0.58% per annum as determined by the calculation agent as described below.

If any interest payment date, other than the maturity date, for the Floating Rate Notes would fall on a day that is not a business day, the interest payment date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest payment date will be the immediately preceding business day. If the maturity date for the Floating Rate Notes would fall on a day that is not a business day, the payment of interest and principal will be made on the next succeeding business day, and no interest will accrue after such maturity date. For the Floating Rate Notes, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in the City of New York or London, England are authorized or required by law, regulation or executive order to close.

The rate of interest on the Floating Rate Notes will be reset quarterly on February 17, May 17, August 17 and November 17 in each year, commencing on May 17, 2014 (each, an “interest reset date”); provided that the interest rate in effect from (and including) February 20, 2014 to (but excluding) the first interest reset date will be the initial interest rate. If any interest reset date would fall on a day that is not a business day, the interest reset date will be postponed to the next succeeding business day, except that if that business day falls in the next succeeding calendar month, the interest reset date will be the immediately preceding business day.

The calculation agent for the Floating Rate Notes is The Bank of New York Mellon, acting through its London branch, or its successor appointed by the Issuer (the “calculation agent”). The calculation agent will determine the initial interest rate for the Floating Rate Notes by reference to LIBOR on the second London banking day preceding the issue date and the interest rate for each succeeding interest reset period by reference to LIBOR on the second London banking day preceding the applicable interest reset date (each an “interest determination date”). Promptly upon such determination, the calculation agent will notify the Issuer and the trustee (if the calculation agent is not the trustee) of the new interest rate. Upon the request of the holder of any Floating Rate Note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective on the next interest reset date.

“London banking day” means any day on which dealings in U.S. dollars are transacted in the London interbank market.

“LIBOR” will be determined by the calculation agent in accordance with the following provisions:

(1) With respect to any interest determination date, LIBOR will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars having a maturity of three months commencing on the related interest reset date that appears on Reuters Page LIBOR01 as of 11:00 a.m., London time, on that interest determination date. If no such rate appears, then LIBOR, in respect of that interest determination date, will be determined in accordance with the provisions described in (2) below.

(2) With respect to an interest determination date on which no rate appears on Reuters Page LIBOR01, the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market (which may include affiliates of the underwriters), as selected by the calculation agent (in consultation with the Issuer no less than 20 calendar days prior to the relevant interest determination date), to provide its offered quotation (expressed as a percentage per annum) for deposits in U.S. dollars for the period of three months, commencing on the related interest reset date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that interest determination date and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two quotations are provided, then LIBOR on that interest determination date will be the arithmetic mean of those quotations. If fewer than two quotations are provided, then LIBOR on the interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the City of New York, on the interest determination date by three major banks in The City of New York (which may include affiliates of the underwriters) selected by the calculation agent (in consultation with the Issuer no less than 20 calendar days prior to the relevant interest determination date) for loans in U.S. dollars to leading European banks, for a period of three months, commencing on the related interest reset date, and in a principal amount that is representative for a single transaction in U.S. dollars in that market at that time. If at least two such rates are so provided, LIBOR on the interest determination date will be the arithmetic mean of such rates. If fewer than two such rates are so provided, LIBOR on the interest determination date will be LIBOR in effect with respect to the immediately preceding interest determination date.

“Reuters Page LIBOR01” means the display that appears on Reuters Page LIBOR01 or any page as may replace such page on such service (or any successor service) for the purpose of displaying London interbank offered rates of major banks for U.S. dollars.

The day count fraction will be Actual/360.

All percentages resulting from any calculation of any interest rate for the Floating Rate Notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all dollar amounts would be rounded to the nearest cent, with one-half cent being rounded upward.

All calculations made by the calculation agent for the purposes of calculating interest on the Floating Rate Notes shall be conclusive and binding on the holders of the Floating Rate Notes, the issuer and the trustee, absent manifest error.

Additional considerations related to LIBOR – Changes in the method pursuant to which LIBOR are determined may adversely affect the value of your notes.

Regulators and law enforcement agencies from a number of governments have been conducting investigations relating to the calculation of the London Interbank Offered Rate, or LIBOR, across a range of maturities and currencies, and certain financial institutions that were member banks surveyed by the British Bankers’ Association (the “BBA”) in setting daily LIBOR, including Barclays Bank PLC, have entered into agreements with the U.S. Department of Justice, the U.S. Commodity Futures Trading Commission and/or the U.K. Financial Services Authority in order to resolve the investigations. In addition, in September 2012, the U.K. government published the results of its review of LIBOR, commonly referred to as the “Wheatley Review.” The Wheatley Review made a number of recommendations for changes with respect to LIBOR, including the introduction of statutory regulation of LIBOR, the transfer of responsibility for LIBOR from the BBA to an independent administrator, changes to the method of compilation of lending rates, new regulatory oversight and enforcement mechanisms for rate-setting and the corroboration of LIBOR, as far as possible, by transactional data. Based on the Wheatley Review, on March 25, 2013, final rules for the regulation and supervision of LIBOR by the U.K. Financial Conduct Authority (the “FCA”) were published and came into effect on April 2, 2013 (the “FCA Rules”). In particular, the FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data to LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, in response to the Wheatley Review recommendations, ICE Benchmark Administration Limited has been appointed as the independent LIBOR administrator, effective February 1, 2014. It is not possible to predict the further effect of the FCA Rules, any changes in the methods pursuant to which LIBOR rates are determined or any other reforms to LIBOR that may be enacted in the U.K., the European Union (the “EU”) and elsewhere, each of which may adversely affect the trading market for LIBOR-based securities. In addition, any changes announced by the FCA, ICE Benchmark Administration Limited, the European Commission or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. Changes in the methods pursuant to which other benchmark rates are determined, including some for which Barclays Bank PLC contributes to the rate setting process, and other reforms to such benchmark rates are also being contemplated in the EU and other jurisdictions, and any such changes and reforms could result in a sudden or prolonged increase or decrease in the reported values of such other benchmark rates. If such changes and reforms were to be implemented and to the extent that the value of the notes is affected by reported LIBOR, the level of interest payments and the value of the notes may be affected. Further, uncertainty as to the extent and manner in which the Wheatley Review recommendations and other proposed reforms will continue to be adopted and the timing of such changes may adversely affect the current trading market for your notes and the value of your notes.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital Inc. by calling 1-888-603-5847.